EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

REPORTS FIRST QUARTER ADJUSTED EPS OF $0.18

PITTSBURGH — May 22, 2013 — American Eagle Outfitters, Inc. (NYSE:AEO) today reported adjusted earnings from continuing operations of $0.18 per diluted share for the first quarter ended May 4, 2013, compared to $0.22 per diluted share for the comparable quarter last year. GAAP earnings of $0.14 per share include asset write-offs and corporate charges of ($0.04) per share. The EPS figures refer to diluted earnings per share.

Robert Hanson, chief executive officer stated, “Our first quarter results reflected a tough macro-environment as well as cooler weather causing soft demand for seasonal merchandise, all against warmer-than-normal weather and a strong performance last year. Although disappointed with the decline to last year, we sustained a high level of profitability supported by strong inventory principles, fleet repositioning efforts and the growth of our online business. We remain confident in our strategic direction and made good progress on our initiatives to fortify our business, grow North America and lay the foundation for transformational global longer-term growth. Our focus is aimed at driving profitable revenue growth and delivering top tier returns to our shareholders.”

First Quarter 2013 Non-GAAP Results

The following discussion is based on Non-GAAP results, as presented in the accompanying GAAP to Non-GAAP reconciliations.

•	Total net revenue decreased 4% to $679 million, compared to $709 million last year.

•	Consolidated comparable sales, including AEO Direct, decreased 5%, compared to a 17% increase last year. First quarter 2013 comp sales are compared to the 13 weeks ended May 5, 2012.

•

Gross profit decreased 3% to $266 million and increased 30 basis points to 39.1% as a rate to revenue, driven by favorable product costs, sourcing and supply chain efficiencies. Improvements were partially offset by higher markdowns and negative comps.

•	Selling, general and administrative expense of $181 million increased 1% from last year and deleveraged 140 basis points.

•	Operating income decreased 11% to $57 million, resulting in rate of 8.4% compared to 9.1% last year.

•	Adjusted EPS of $0.18 compared to $0.22 last year, an 18% decrease.

Inventory

Total merchandise inventory at the end of the first quarter declined 7% to $341 million compared to $368 million last year. At cost per foot, inventory decreased 6%. Second quarter 2013 ending inventory cost per foot is expected to decline in the low single-digits.

Capital Expenditures

In first quarter 2013, capital expenditures totaled $46 million, with approximately half related to store investments and the balance to information technology and investments in e-commerce. For fiscal 2013, the company continues to expect capital expenditures of $250 million to $280 million. In addition to investments in store growth and maintenance projects, the company’s capital spending plan includes building a new distribution center to support omni-channel growth, upgraded technology which includes the implementation of a fully integrated global enterprise system which incorporates a new fleet-wide point-of-sale system and new planning tools.

Real Estate

In the first quarter, total square footage decreased 2% from last year. The company opened 7 new stores, of which 5 were factory stores, and closed 14 locations, including 10 aerie stores. Additionally the company had 57 international franchise locations in 14 countries. For additional first quarter 2013 actual and fiscal 2013 projected real estate information, see the accompanying table.

Future Outlook

Management is issuing second quarter EPS guidance of $0.19 to $0.21 per diluted share, based on flat comparable sales. For the year, EPS guidance is $1.42 to $1.45, based on second half comparable sales growth in the low-single digits.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 9:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.ae.com to access the webcast and audio replay. Also, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and aerie® brands. The company operates more than 1,000 stores in North America, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at 57 international franchise stores in 14 countries. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter and fiscal 2013 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT: American Eagle Outfitters Inc.

Judy Meehan 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	May 4, 2013	February 2, 2013	April 28, 2012
	(unaudited)		(unaudited)
ASSETS
Cash and cash equivalents	$383,175	$509,119	$713,443
Short-term investments	113,041	121,873	8,587
Merchandise inventory	340,508	332,452	367,695
Assets held for sale	4,528	9,499	19,039
Accounts receivable	55,193	46,321	37,472
Prepaid expenses and other	97,512	73,805	75,433
Deferred income taxes	42,649	58,230	48,358

Total current assets	1,036,606	1,151,299	1,270,027

Property and equipment, net	522,269	500,134	562,058
Intangible assets, net	37,931	38,136	39,556
Goodwill	11,434	11,484	11,544
Non-current deferred income taxes	23,325	31,282	16,579
Other assets	35,479	23,718	16,688

Total Assets	$1,667,044	$1,756,053	$1,916,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$161,778	$176,874	$133,861
Accrued compensation and payroll taxes	27,993	65,533	21,970
Accrued rent	74,034	77,873	76,550
Accrued income and other taxes	7,948	29,155	14,333
Unredeemed gift cards and gift certificates	33,435	46,458	30,783
Current portion of deferred lease credits	14,219	13,381	14,945
Other current liabilities and accrued expenses	27,728	26,628	25,779

Total current liabilities	347,135	435,902	318,221

Deferred lease credits	69,399	59,571	73,350
Non-current accrued income taxes	19,321	19,011	31,806
Other non-current liabilities	24,064	20,382	22,544

Total non-current liabilities	112,784	98,964	127,700

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	583,795	627,065	567,700
Accumulated other comprehensive income	28,795	29,297	30,532
Retained earnings	1,592,706	1,553,058	1,774,205
Treasury stock	(1,000,667)	(990,729)	(904,402)

Total stockholders’ equity	1,207,125	1,221,187	1,470,531

Total Liabilities and Stockholders’ Equity	$1,667,044	$1,756,053	$1,916,452

Current Ratio	2.99	2.64	3.99

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	GAAP Basis 13 Weeks Ended
	May 4, 2013	% of Revenue	April 28, 2012	% of Revenue
Total net revenue	$679,477	100.0%	$708,695	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	415,868	61.2%	433,782	61.2%

Gross profit	263,609	38.8%	274,913	38.8%
Selling, general and administrative expenses	182,253	26.8%	178,539	25.2%
Depreciation and amortization	35,539	5.3%	32,066	4.5%

Operating income	45,817	6.7%	64,308	9.1%
Other (expense) income, net	(682)	-0.1%	3,507	0.5%

Income before income taxes	45,135	6.6%	67,815	9.6%
Provision for income taxes	17,159	2.5%	23,780	3.4%

Income from continuing operations	27,976	4.1%	44,035	6.2%
Loss from discontinued operations, net of tax	—	0.0%	(4,338)	-0.6%

Net income	$27,976	4.1%	$39,697	5.6%

Basic income per common share:
Income from continuing operations	$0.14		$0.22
Loss from discontinued operations	0.00		(0.02)

Net income per basic share	$0.14		$0.20

Diluted income per common share:
Income from continuing operations	$0.14		$0.22
Loss from discontinued operations	0.00		(0.02)

Net income per diluted share	$0.14		$0.20

Weighted average common shares outstanding - basic	192,710		194,890
Weighted average common shares outstanding - diluted	196,718		197,252

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended May 4, 2013
	American Eagle Outfitters, Inc. (GAAP Basis)		Asset Write-Offs and Corporate Charges (1)	American Eagle Outfitters, Inc. (Non-GAAP Basis)
		% of Revenue			% of Revenue
Total net revenue	$679,477	100.0%	$—	$679,477	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	415,868	61.2%	2,425	413,443	60.9%

Gross profit	263,609	38.8%	(2,425)	266,034	39.1%
Selling, general and administrative expenses	182,253	26.8%	1,512	180,741	26.6%
Depreciation and amortization	35,539	5.3%	7,606	27,933	4.1%

Operating income (loss)	45,817	6.7%	(11,543)	57,360	8.4%
Other expense, net	(682)	-0.1%	—	(682)	-0.1%

Income (loss) before income taxes	45,135	6.6%	(11,543)	56,678	8.3%
Provision (benefit) for income taxes	17,159	2.5%	(4,375)	21,534	3.2%

Income (loss) from continuing operations	27,976	4.1%	(7,168)	35,144	5.1%
Loss from discontinued operations, net of tax	—	0.0%	—	—	0.0%

Net income (loss)	$27,976	4.1%	$(7,168)	$35,144	5.1%

Basic income per common share
Income from continuing operations	$0.14		$(0.04)	$0.18
Loss from discontinued operations	$0.00		$0.00	$0.00

Basic income per common share	$0.14		$(0.04)	$0.18
Diluted income per common share
Income from continuing operations	$0.14		$(0.04)	$0.18
Loss from discontinued operations	$0.00		$0.00	$0.00

Diluted income per common share	$0.14		$(0.04)	$0.18
Weighted average common shares outstanding - basic	192,710		192,710	192,710
Weighted average common shares outstanding - diluted	196,718		196,718	196,718

(1)-	Non-GAAP Items consist of $10.1 million of pre-tax corporate and store asset write-offs and $1.4 million of pre-tax severance and related employee costs.

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(unaudited)

	13 Weeks Ended
	May 4, 2013	April 28, 2012
Operating activities:
Net income	$27,976	$39,697
Loss from discontinued operations	—	4,338

Income from continuing operations	27,976	44,035
Adjustments to reconcile income from continuing operations to net cash from operating activities of continuing operations:
Depreciation and amortization	35,926	32,591
Share-based compensation	5,289	21,299
Provision for deferred income taxes	23,446	(2,772)
Tax benefit from share-based payments	7,890	4,422
Excess tax benefit from share-based payments	(8,101)	(2,643)
Foreign currency transaction loss (gain)	640	(145)
Changes in assets and liabilities:
Merchandise inventory	(8,375)	426
Accounts receivable	(8,942)	2,570
Prepaid expenses and other	(20,497)	(379)
Other assets	(12,524)	(426)
Accounts payable	(15,811)	(46,766)
Unredeemed gift cards and gift certificates	(12,981)	(14,260)
Deferred lease credits	10,752	1,149
Accrued compensation and payroll taxes	(37,537)	(20,577)
Accrued income and other taxes	(24,103)	(9,527)
Accrued liabilities	(1,732)	9,327

Total adjustments	(66,660)	(25,711)

Net cash (used for) provided by operating activities from continuing operations	$(38,684)	$18,324
Investing activities:
Capital expenditures for property and equipment	(45,657)	(24,054)
Acquisition of intangible assets	(295)	(220)
Purchase of available-for-sale securities	(15,217)	(3,051)
Sale of available-for-sale securities	23,778	20,119

Net cash used for investing activities from continuing operations	$(37,391)	$(7,206)
Financing activities:
Payments on capital leases	(2,564)	(923)
Repurchase of common stock as part of publicly announced programs	(33,051)	—
Repurchase of common stock from employees	(23,291)	(4,100)
Net proceeds from stock options exercised	1,523	12,165
Excess tax benefit from share-based payments	8,101	2,643
Cash dividends paid	—	(21,524)

Net cash used for financing activities from continuing operations	$(49,282)	$(11,739)

Effect of exchange rates on cash	(587)	960

Cash flows of discontinued operations
Net cash used for operating activities	—	(5,664)
Net cash used for investing activities	—	(777)
Net cash used for financing activities	—	—
Effect of exchange rate on cash	—	—

Net cash used for discontinued operations	$—	$(6,441)

Net decrease in cash and cash equivalents	$(125,944)	$(6,102)
Cash and cash equivalents - beginning of period	509,119	719,545

Cash and cash equivalents - end of period	$383,175	$713,443

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	First Quarter Comparable Sales (1)
	2013	2012
American Eagle Outfitters, Inc. (2)	-5%	17%

AE Total Brand (2)	-6%	17%
aerie Total Brand (2)	4%	22%
AEO Direct	24%	22%

(1)	First quarter 2013 comp sales are compared to the 13 weeks ended May 5, 2012.
(2)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

REAL ESTATE INFORMATION

(unaudited)

	First Quarter Fiscal 2013	Fiscal 2013 Guidance
Consolidated stores at beginning of period	1,044	1,044
Consolidated stores opened during the period
AE Brand	7	50 - 55
Consolidated stores closed during the period
AE Brand	(4)	(20) - (30)
aerie	(10)	(15) - (20)

Total consolidated stores at end of period	1,037	1049 - 1059

Stores remodeled and refurbished during the period	22	50 - 65
Total gross square footage at end of period	6,191,638	Not Provided

International franchise stores at end of period (1)	57	64

(1)-	International franchise stores are not included in the consolidated store data or the total gross square footage calculation.